UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2004

DDi Corp.

(Exact Name of registrant as specified in its charter)

Delaware	000-30241	06-1576013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Simon Circle Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 10, 2005 DDi Corp. (the “Company”) entered into definitive agreements with certain officers and employees of the Company to amend the Restricted Stock Agreements awarded under the Company’s 2003 Management Incentive Plan. Under the amended Restricted Stock Agreements, the second vesting date of the restricted stock issued thereunder was changed from January 15, 2005 to June 1, 2005. No other changes were made to the Restricted Stock Agreements. The following executive officers of the Company agreed to the deferral of the vesting date: Bruce McMaster, Michael Moisan, Thomas Ingham and Timothy Donnelly

The foregoing description of the amendments to the Restricted Stock Agreements is qualified in its entirety by reference to the Amendment to the Restricted Stock Agreements, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 29, 2004, the Company borrowed $15.95 million (the “Borrowing”) under the Dynamic Details, Incorporated asset-based revolving credit facility with General Electric Capital Corporation, as agent and lender. Pursuant to the terms of the Credit Agreement dated as of March 30, 2004, by and among the Borrowers (as defined therein), the Other Credit Parties (as defined therein), the Lenders from time to time party thereto, and General Electric Capital Corporation, as agent and lender (the “Credit Agreement”), the interest rate on the Borrowing which is determined by the Company’s adjusted EBITDA numbers, is currently 8.25%. Interest payments on the Borrowing are due monthly in arrears. The Borrowing must be repaid on or before March 30, 2007. The additional material terms of the Credit Agreement, including covenants, events of default and fees, are as set forth in the description of the Credit Agreement included in the Company’s Form 10-K for the year ended December 31, 2003.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Amendment to Restricted Stock Agreement (with schedule of parties attached).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.

Date: January 12, 2005	By:	/S/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President and General Counsel